Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Global SmallCap Portfolio of Managed Account Series
(BATS_GSC)
Mid Cap Value Opportunties Portfolio of Managed Account
Series (BATS_MVO)
BlackRock Global SmallCap Fund, Inc. (BR_GSCAP)
Mid Cap Value Opportunities Fund (BR_MVO)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
11-18-2015

Security Type:
EQUITY/ EQUITY


Issuer
Match Group, Inc. (Equity)

Selling
Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
 [x] PNC Capital Markets LLC
 [ ] Other:

List of
Underwriter(s)
J.P. Morgan Securities LLC, Allen & Company
LLC, Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Deutsche Bank Securities
Inc., BMO Capital Markets Corp., Barclays
Capital Inc., BNP Paribas Securities Corp.,
Cowen and Company, LLC, Oppenheimer & Co.
Inc., PNC Capital Markets LLC, SG Americas
Securities, LLC, , Fifth Third Securities,
Inc.


Transaction Details

Date of Purchase
11-18-2015


Purchase
Price/Share
(per share / % of
par)
$12.00

Total
Commission,
Spread or
Profit
5.50%


1.	Aggregate Principal Amount Purchased
(a+b)
1,675,000

a.	US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
1,132,00

b.	Other BlackRock Clients
542,200

2.	Aggregate Principal Amount of
Offering
33,333,333

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05025


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
 [x] U.S. Registered Public Offering	[Issuer must have 3 years
of continuous operations]
 [ ] Eligible Rule 144A Offering	[Issuer must have 3 years of
continuous operations]
 [ ] Eligible Municipal Securities
 [ ] Eligible Foreign Offering	[Issuer must have 3 years of
continuous operations]
 [ ] Government Securities Offering	[Issuer must have 3 years
of continuous operations]

Timing and Price (check ONE or BOTH)
 [x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
 [ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
 [x]  YES
 [ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
 [x]  YES
 [ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee

Date:11-20-2015

Global Syndicate Team
Member





Approved by:
Steven DeLaura

Date:11-20-2015


Global Syndicate Team
Member